Exhibit 99.1

Press Release Dated July 24, 2006

NEWS RELEASE

July 24, 2006

Farmers Capital Bank Corporation Announces Quarterly Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq: FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.33 per share. The dividend is payable on October 1, 2006 to shareholders of record at the close of business on September 1, 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 23 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Market tier under the symbol: FFKT.

Farmers Capital Bank Corporation * Page 1 of 1